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2004 Proxy—Employee Questions and Answers

Below are questions and answers related to the 2004 Annual Stockholders’ Meeting and proxy statement, specifically focused on the four compensation-related proposals:

- New Equity Incentive (Stock) Plan – proposed by Intel

- Stock Option Expensing – proposed by stockholders

- Performance-Based Stock for Executives – two proposals from stockholders

New Equity Incentive Plan Proposal:

Q1: What is the new equity (stock) plan that we’re asking stockholders to vote for?

A1: The proposal is for a new stock plan that will replace both of Intel’s current stock option plans, the I984 Stock Plan (for Executives and Directors) and the 1997 Stock Plan (for the broad employee population). The proposed two-year plan will cover all employees, including executives and directors. Although the new stock plan has a two-year term, Intel intends to ask stockholders to approve a one-year extension of this new plan every year, something few, if any, other companies have done.

Q2: Why are we asking stockholders to approve a new stock plan?

A2: In 2003, NASDAQ and the Securities and Exchange Commission (SEC) began requiring companies to seek stockholder approval for any new or significantly modified stock plans. In the past, only stock plans that provided stock to executives or directors required stockholder approval. Intel’s current stock plan for executives and directors expires in May 2004. The current stock plan covering all other employees expires in January 2007. Stockholders will be asked to approve a single plan that will replace both plans.

Q3: If only the executive and director stock option plan requires stockholder approval immediately, why are we asking stockholders to approve a stock plan that covers all employees?

A3: We are seeking stockholder approval of a single stock plan for all employees and directors to simplify the proposals going to stockholders each year, and to help ensure that all employees and stockholders understand Intel’s commitment to egalitarianism and broad-based employee stock participation. Upon stockholder approval of the new stock plan, we will cancel the 1997 plan and its remaining shares. We believe that having stockholders review and approve the plan each year and canceling unneeded shares demonstrates good corporate governance.

Q4: Why will the new stock plan have a term of only two years?

A4: Intel’s current stock plans have ten-year terms. By reducing the term of the new plan to two years, we are providing stockholders with more frequent opportunities to review the plan. The ability to provide frequent review and approval is an area of great importance to stockholders. Although the new plan has a two-year term, we intend to ask stockholders to approve a one-year extension of the plan every year.

Q5: What happens if the plan is not approved this year?

A5: If the new plan is not approved this May, Intel will not be able to grant any stock options to our executive officers or directors until a new plan is approved. In the absence of a stock plan, we would consider long-term cash-based alternatives for our executives and directors. We would, however, be able to continue to grant stock options to all other employees until January 2007, when the broad-based employee stock plan expires.

Q6: Why is Intel reducing the maximum life of most stock grants under the new plan from ten years to seven years?

A6: The investment community evaluates stock plans based on a number of factors, one of which is the degree to which their ownership in the company is diluted as a result of shares issued to employees. Intel’s current stock plans have a higher impact to stockholder ownership than the levels demanded by some of our institutional stockholders. To reduce this impact, we must reduce the life of the stock grants, or reduce the size of the grants, or reduce the percentage of employees participating. We have chosen to reduce the life of the future stock grants from the ten years to seven years. By doing so, we can maintain competitive grant levels and maintain our broad-based employee stock participation.

Q7: Why is Intel adding restricted stock, stock appreciation rights and other types of stock vehicles to the plan?

A7: There are two primary reasons for including these additional stock vehicles. First, Intel gains flexibility for the future should we require additional stock vehicles to attract key external talent. Second, in the event that stockholders demand that Intel implement alternative vehicles, we will have the approved shares available in our plan. We have, however, severely limited the number of shares available for these other stock vehicles.

From its inception, Intel has had a strong culture of employee ownership. We believe that providing stock options to employees aligns the interests of employees to other stockholders. Stockholders and employees alike benefit from employees’ focus on long term stock price appreciation.

Q8: What is restricted stock?

A8: Restricted stock is an actual share of stock that generally has restrictions on either the vesting or sale. For example, a restriction may be vesting that is based on continued employment for a specified period of time.

Q9: Is Intel going to begin granting restricted stock?

A9: The new stock plan will provide Intel with the flexibility to use restricted stock. However, we have not determined how and when restricted stock might be used. We do not intend to use it broadly and expect that if it is used at all, it will likely be used for specialized or critical external hires.

Q10: Why is Intel so committed to stock options?

A10: Intel has had a culture of employee ownership, and we believe stock options have been a key contributing factor in the company’s success over the years. Stock options provide the best alignment of employees’ interests with those of our stockholders, focusing all employees on improved company performance, increasing long-term stock price appreciation.

Stock Option Expensing Proposal:

Q11: Why are stockholders proposing that Intel expense stock options?

A11: The proponents of this proposal believe that expensing stock options in a corporation’s income statement will curb stock option abuses. However, such abuses are not an accounting issue. Instead, they are an issue of excessive executive compensation and a failure of corporate governance as practiced by the boards and management of some companies.

Q12: Why is Intel opposed to expensing stock options?

A12: High-quality and accurate financial reports play in an effective and efficient capital market system. Investors need a clear and accurate picture of the true cost of executive and employee stock option programs. Stock option accounting should fairly present the economic effect of stock options on the company and its stockholders, and we believe that our current accounting and disclosure do that.

We believe that the proposed accounting change would not make our financial statements more accurate. We believe it would make our financial statements less meaningful and reliable. In addition, we believe that the adoption of expensing for stock options will not aid companies and stockholders in solving real problems with executive compensation. Instead, it will harm the ability of Intel and other companies to use option plans that distribute options broadly to employees. We believe that our current broad-based stock option program is a powerful employee incentive and retention tool that benefits all of our stockholders.

Q13: Why would expensing options make our financial statements less reliable?

A13: Unfortunately, there is no good method currently available for calculating the cost of stock options. Stock options are not an expense like salaries or rent. We do not pay cash out or increase our economic liabilities with the issuance of options. The economic consequence occurs when an employee stock option is exercised. This results in an increase in the total number of Intel shares outstanding, which divides the ownership of the company among a larger number of shares. The economic cost of a stock option grant is borne by the stockholders through the potential dilution of their ownership interest. There is no outflow of corporate assets (such as cash) that results from a stock option grant. In fact, there is an inflow of cash, because the employee must pay the option exercise price to the company. The value of stock to employees is value that is transferred from the existing stockholders to the employee, and this value transfer is already transparently reported to investors in our diluted earnings per share calculation and other quantitative and qualitative disclosures included in Intel’s financial reports. Intel believes that imputing an expense into our income statement would reduce the accuracy of financial statements and make it more difficult to compare companies’ results.

Q14: Why is Intel opposed to the Black-Scholes option valuation?

A14: It is widely acknowledged that existing option valuation techniques (e.g., Black-Scholes) were developed to value short-lived, freely traded options that have little in common with employee stock options. They are applied overwhelmingly to instruments with a life of only a few months, yet employee stock options typically have a life of five to ten years and cannot be exercised until one to five years after the grant date.

The valuation formulas are based on numerous subjective assumptions, a process that creates new opportunities for abuse and results in inherently inaccurate and unreliable calculations. To use Black-Scholes or one of the other formulas being discussed by the Financial Accounting Standards Board (FASB), a company must make predictions about the future that are impossible to estimate beyond a few months. Application of the same formula could vary widely from quarter to quarter and company to company, and would impair investors’ ability to compare financial statements.

Q15: When will FASB decide whether companies must expense stock options?

A15: FASB is expected to issue a draft of their proposal soon and make their final decision on option expensing before the end of 2004. If FASB does require options to be expensed, it is likely that companies would be required to do so beginning in 2005. Of course, Intel will comply with the FASB financial standards.

Q16: Will Intel change its current broad-based employee stock participation if FASB mandates expensing?

A16: We firmly believe that broad-based employee stock participation has enabled Intel to attract and retain the key talent needed for an innovative, growth-oriented company like ours. We have aligned employees’ interests with the interests of other stockholders and our employees have produced tremendous value for stockholders. It’s too early to tell what the ultimate impact may be. However, we would need to evaluate the details of any expensing mandate that is adopted and review our use of equity plans for all employees at that time.

Performance-Based Stock Proposals:

Q17: What is performance stock?

A17: Performance stock is generally restricted stock that cannot be sold until certain vesting requirements have been met. Vesting is typically based on the achievement of pre-identified performance. The metrics can be financial goals such as earnings per share or return on assets or other business goals.

Q18: What are performance-vesting stock options?

A18: Performance-vesting stock options are options that vest (or become exercisable) based upon the achievement of certain pre-set performance goals, such as earnings per share, performance relative to a group of peer companies, or stock price appreciation goals.

Q19: Why does Intel oppose performance-based stock proposals?

A19: Intel’s total compensation design already includes significant pay-for-performance requirements, in fact, more so than our competitors. Our executive compensation is designed to pay base salaries below those of other companies, but deliver more total cash compensation in times of excellent company performance through our performance-based variable pay programs (Employee Bonus and ECBP). The Employee Bonus (EB) provides cash compensation based on Intel’s earnings per share (EPS) growth year over year, actual EPS, and the achievement of business goals. The ECBP provides cash compensation based on net income. In addition, all eligible employees receive stock options as part of their total compensation, which requires Intel’s long term stock price to appreciate in order to create value for our employees. Consequently, we believe that additional performance requirements for our executives are not necessary or appropriate.

Q20: Why does Intel think that stock options provide a better linkage with stockholder interests than performance-based stock vehicles?

A20: If Intel decided to implement performance-based stock, we would have to identify financial metrics or other business goals for the purpose of determining vesting or the number of shares to be granted. Setting these types of goals may inappropriately focus employees and management on meeting short-term goals to achieve vesting, rather than meeting long-term goals to improve the company’s overall performance.

In contrast, stock price appreciation (which is the performance metric already built into stock options) is a transparent, easily measured goal that aligns directly with the interests of our stockholders over the long haul. It is not a measure of success solely for the year, but a metric that requires sustained, long term performance. Without stock price appreciation (company performance), the stock option has no realized value to the employee. Thus, the employee is focused on the long term benefit of the company and not on metrics that are narrowly focused or short term in nature.

Q21: Since stock options are such a large component of executive pay, shouldn’t they be performance-based?

A21: Stock options are already performance-based because the company’s stock price must appreciate above the option exercise price to result in any value for the employee. If the stock price decreases from the option exercise price, the option has no value to the value. This is not true for other performance-based stock.